SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------


                                    FORM 8-K


                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Date of report (Date of earliest event reported):
                          July 25, 1997




                       First Washington Realty Trust, Inc.
                          (Exact Name of Registrant as
                              Specified in Charter)




   Maryland                      0-25230                          52-1879972
(State or Other               (Commissioner File                (IRS Employer
Jurisdiction of                   Number)                   Identification No.)
Incorporation)



                             4350 East-West Highway
                                    Suite 400
                               Bethesda, MD 20814
                              (Address of Principal
                               Executive Offices)


                                 (301) 907-7800
                             (Registrant's telephone
                          number, including area code)



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                  ITEM 5.           Other Events.

     First Washington Realty Trust, Inc. (the "Company") has entered into agreements to acquire six additional supermarket-anchored neighborhood shopping centers for an aggregate price of approximately $67 million. The six properties contain approximately 760,000 square feet of gross leasable area and will bring to 47 the number of properties owned by the Company.

     All of the properties are located in the Chicago metropolitan area and include: McHenry Commons, a 101,000 square foot center located in McHenry; Mallard Creek, a 144,000 square foot center located in Round Lake Beach; The Oaks, a 138,000 square foot center located in Des Plaines; Riverside Square and River's Edge, a 170,000 square foot combined center located in Chicago; Pheasant Hill Plaza, a 110,000 square foot center located in Bolingbrook; and Stonebrook Plaza, a 96,000 square foot center located in Merrionette Park.

     Four of the centers are anchored by Dominick's supermarkets and two of the centers are anchored by Omni supermarkets. Both food store formats are owned and operated by Dominick's Supermarkets, Inc., the second largest supermarket operator in the greater Chicago metropolitan area. Other representative tenants at the centers include Blockbuster Video, Radio Shack, Trak Auto, Crown Books, General Nutrition Centers, Payless Shoes, Dunkin' Donuts, Subway Sandwich Shops, McDonald's, Sears Optical, Fantastic Sams, Sally Beauty, Dollar Bills and other traditional neighborhood shopping center retailers.

     The sellers are members of the family of the late Dominick DiMatteo, the founder of the Dominick's food store chain. The price for the properties is to be paid in a combination of cash, the assumption of existing mortgage financing, and the issuance of equity units in First Washington Realty Limited Partnership. Closing is expected to take place in early September.

















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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               First Washington Realty Trust, Inc.



                               By:      /s/ Jeffrey S. Distenfeld
                                    Senior Vice President and General Counsel



Date:  July 30, 1997


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